Exhibit 99.1

Contacts

Investors: Doug Pike, 713-309-4590

Media: Susan Moore, 713-652-4645

Lyondell to Repay $200 Million of Outstanding Debt

HOUSTON (December 14, 2004) -- Lyondell Chemical Company (NYSE: LYO) today called an additional $200 million of its 9.875 percent Senior Secured Notes, Series B, which mature in 2007. The call price is 104.938 percent of par, and the debt will be paid on January 13, 2005 at the conclusion of the call period. Lyondell has now called a total of $500 million of its debt since resuming its debt reduction plan in August 2004.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.